Exhibit 5

[PAUL, HASTINGS, JANOFSKY & WALKER LLP]

February 28, 2003	16264.42618

Catalina Marketing Corporation

200 Carillon Parkway

St. Petersburg, Florida 33716

Re:	Catalina Marketing Corporation
2002 Director Stock Grant
Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for Catalina Marketing Corporation, a Delaware corporation (the “Company”), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), registering 250,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”) for issuance pursuant to the Company’s 2002 Director Stock Grant Plan.

We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 250,000 Common Shares covered by said Registration Statement have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Company’s 2002 Director Stock Grant Plan, will be legally issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Catalina Marketing Corporation.

Very truly yours,

Paul, Hastings, Janofsky & Walker LLP